SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2005

TRANSMETA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware
(State or other
jurisdiction of
incorporation)

000-31803 (Commission File Number)	77-0402448 (IRS Employer Identification No.)

3990 Freedom Circle, Santa Clara, CA (Address of principal executive offices)	95054 (Zip Code)

(408) 919-3000
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     In connection with the appointment of Arthur L. Swift as the President and Chief Executive Officer and as a member of the Board of Directors of Transmeta, as described below in Item 5.02, Transmeta granted to Mr. Swift an option to purchase up to 1,000,000 shares of Transmeta common stock. That option has an exercise price of $0.93 per share and vests and becomes exercisable with respect to 25 percent of the shares on March 31, 2006, and thereafter continues to vest and become exercisable over a period of three years in equal monthly installments.

     In connection with the resignation of Matthew R. Perry as the President and Chief Executive Officer of Transmeta, as described below in Item 5.02, Dr. Perry and Transmeta entered a separation agreement and release dated as of March 31, 2005. Pursuant to that agreement, Transmeta agreed to pay to Dr. Perry a severance payment of $445,000, and group health benefits and a housing benefit until Dr. Perry finds other employment or until March 31, 2006, whichever comes first. In addition, Transmeta and Dr. Perry each agreed to a general release of the other.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Effective March 31, 2005, Arthur L. Swift was appointed by Transmeta’s Board of Directors as the President and Chief Executive Officer and as a member of the Board of Directors of Transmeta. Mr. Swift was appointed to the Board as a Class I director, the term of which expires in 2007, and has not been appointed to any committees of the Board of Directors. In connection with his promotion, Transmeta granted to Mr. Swift the stock option described above in Item 1.01.

     Before that promotion, Mr. Swift, who is 46 years old, had served as Senior Vice President of Marketing of Transmeta since March 2003. From February 2002 to March 2003, Mr. Swift was employed by Summit Microelectronics, a supplier of semiconductors that manage the power functions in communications, networking, storage and server systems, where he served as Vice President of Marketing and Business Development. From July 2000 to August 2001, Mr. Swift was employed by LynuxWorks, Inc, a supplier of embedded operating systems and tools, for real-time and embedded applications, where he served in the office of the President and Chief Operating Officer. Before that, Mr. Swift was employed as President and Chief Operating Officer of ISDCorp, an embedded software and services company, from March 2000 until it was acquired by LynuxWorks, Inc. in July 2000. From October 1996 to March 2000, Mr. Swift was employed by Cirrus Logic, Inc., a supplier of chip solutions for consumer entertainment electronics, where he held a variety of positions, most recently as Vice President and General Manager of the Magnetic Storage Division. From 1994 to 1996, Mr. Swift was employed at Sun Microsystems, a provider of network computing environments, where he served as Vice President of Marketing and had marketing responsibility for Sun’s semiconductor division and Sparc microprocessors. From 1992 to 1994, Mr. Swift was employed by Digital Equipment Corporation, a computer manufacturer, where he held a variety of positions, most recently as Vice President of Marketing and Sales, in which role he had responsibility for Digital’s semiconductor business unit including Alpha microprocessors. Mr. Swift holds a B.S. in Electrical Engineering from The Pennsylvania State University.

     Effective March 31, 2005, Dr. Matthew R. Perry resigned as Transmeta’s President and Chief Executive Officer and resigned as a member of Transmeta’s Board of Directors. Dr. Perry had served in those roles since April 2002. In connection with his resignation, Dr. Perry and Transmeta entered a separation agreement and release described above in Item 1.01.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMETA CORPORATION
Date: April 5, 2005	By:	/s/ John O'Hara Horsley
John O'Hara Horsley,
Vice President, General Counsel & Secretary